1. Name and Address of Reporting Person
   Saunders, Robert F.
   76 South Main Street
   Akron, OH 44308
   USA
2. Issuer Name and Ticker or Trading Symbol
   FirstEnergy Corp. (FE)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   3/2002 R1
5. If Amendment, Date of Original (Month/Day/Year)
   04/09/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President of FENOC
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       03/18/2002 P             100         A      $34.0000                    D
Common Stock                       03/25/2002 P             100         A      $33.5000   22472.544        D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $19.3125                                             03/01/2010 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Options  $27.75                                               11/22/2010 Common                      20000    D
(Right to buy)                                                                 Stock
Stock Options  $29.5                                                05/16/2011 Common                      40000    D
(Right to buy)                                                                 Stock
Phantom 3/01   $0                                                   03/01/2001 Common                      -0       D
                                                                               Stock
Phantom 3/02   $0       03/01/2002 D <F1> V        5578. 03/01/2002 03/01/2002 Common  5578.895 $37.0000   -0       D
                                                   8957                        Stock   7
Phantom-3/01D  1                                                    03/01/2004 Common                      10095.56 D
                                                                               Stock
Phantom 3/02D  1        03/01/2002 A <F2>    7493.       03/01/2002 03/01/2005 Common  7493.621 $36.7200   7493.621 D
                                             6214                              Stock   4                   4

Explanation of Responses:

<F1>
Cash settlement of phantom stock in a transaction exempt under Rule 16b-3(e) and voluntarily reported early on this Form4.
<F2>
6,244.6845 shares are vested (i.e., non-forfeited) immediately. 1,248.9369 shares become vested (i.e., non-forfeited) on 3/01/2005.

SIGNATURE OF REPORTING PERSON
/s/ Robert F. Saunders

DATE
08/09/2002